Ashmore Investment Management Limited,

Ashmore Investment Advisors Limited and Affiliated Companies

Conflicts of Interest Policy Statement

December 2022

Ashmore Investment Management Limited and Ashmore Investment Advisors Limited

Conflicts of Interest Policy Statement

Introduction

A conflict occurs where competing obligations or motivations result in, or are likely to result in damage, or a material risk of damage, to the interests of a client.

This document summarises the policy of Ashmore Investment Management Limited and Ashmore Investment Advisors Limited and its affiliated companies1 (collectively “Ashmore”) for managing conflicts of interest2. It is not intended to provide an exhaustive account of the processes and procedures we operate in connection with the management of conflicts of interest, but is instead intended to be a statement of principles through which Ashmore seeks to manage potential and actual conflicts. It also provides information designed to enable Ashmore’s clients to understand the key measures we take to safeguard their interests.

Ashmore’s principal activity is the provision of investment management and advisory services to a range of funds, separate managed accounts and other institutional clients.

1. UK and European regulations

Our regulator in the UK, the Financial Conduct Authority (“FCA”), requires us to conduct our business in accordance with its eleven Principles for Businesses. The following Principles apply in the context of Ashmore’s conflicts policy:

Principle 1 -	A firm must conduct its business with integrity.

Principle 2 -	A firm must conduct its business with due skill, care and diligence.

Principle 6 -	A firm must pay due regard to the interests of its customers and treat them fairly.

Principle 7 -	A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

Principle 8 -	A firm must manage its conflicts of interest fairly, both between itself and its customers, and between a customer and another client.

In accordance with the above Principles, the Financial Services and Markets Act 2000 (Markets in Financial Instruments) Regulations 2017 which transpose Markets in Financial Instruments Directive (“MiFID II”) and the UK AIFMD Regime which implments the Alternative Investment Management Directive, (“AIFMD”) in the UK and with our fiduciary obligations, Ashmore has policies and arrangements in place to identify and manage conflicts of interest that may arise between us and our clients or between our different clients.

[1]

Affiliated companies comprise the ultimate holding company Ashmore Group plc and all other active companies the majority of whose equity interests are directly or indirectly majority owned by Ashmore Group plc.

[2]	Subject to local laws applicable in jurisdictions where affiliated companies are located.

Ashmore, or any other party to whom it may have delegated certain functions, may in its absolute discretion effect transactions in which we have, directly or indirectly, a material interest. We may also at our discretion enter into a relationship of any description with another party which may involve a potential conflict with our duty to our clients. We will ensure that such transactions are effected on terms which are not materially less favourable to the client than if the potential conflict had not existed.

2. Identification of conflicts

Ashmore is required to take all approporiate steps to identify, prevent or mitigate conflicts of interest that arise or may arise in the course of providing any regulated activity.

Conflicts of interest can arise where:

2.1.1	the interests of Ashmore conflict with those of a client (firm vs. client conflicts);

2.1.2	the interests of one client of Ashmore conflict with those of another of our clients (client vs. client conflicts);

2.1.3	the obligations of investment advisers within Ashmore differ (each of whom owe duties to their respective clients); or

2.1.4

Ashmore has obtained confidential information relating to listed securities, or to a transaction or arrangement, or to an existing or former client, which could be of value to other parts of Ashmore, or to our clients, or to certain third parties.

Examples include:

2.2.1	A client of Ashmore is disadvantaged or makes a loss when Ashmore or an employee of Ashmore is advantaged or makes a gain;

2.2.2	A client of Ashmore makes a gain or avoids a loss when another client of Ashmore thereby makes a loss or is disadvantaged;

2.2.3	Exercising voting rights where the investee company is a client of Ashmore;

2.2.4

Ashmore or an employee of Ashmore has an interest in the outcome of a service provided to a client or of a transaction carried out on behalf of a client which is different from the client’s interest in that outcome;

2.2.5	Ashmore or an employee of Ashmore has a financial or other incentive or inducement to favour the interests of one client over another client;

2.2.6	Ashmore or an employee of Ashmore carries on the same business as the client; or

2.2.7

Ashmore or an employee of Ashmore receives or will receive from a third party other than the client an inducement in relation to a service provided to clients, in the form of monies, goods or services, other than the standard commission or fee for that service.

Ashmore’s Senior Management is responsible for determining what amounts to a ‘material risk of damage’. Furthermore, Ashmore’s policies and internal procedures are designed to assist in identifying and mitigating possible conflicts of interest.

3. Management of conflicts

3.1 Ashmore Senior Management will give consideration to whether the potential for a conflict for interest may exist and, where this is the case, arrangements will be made to manage and, if necessary, monitor, the conflict in the most appropriate manner. Ashmore may adopt the following types of procedures and measures when managing conflicts of interest:

3.1.1.

Pre-clearance. The performance of certain transactions (such as dealing in personal securities), or holding or taking up positions of responsibility (such as directorships), that may conflict with knowledge or duties to clients may be subject to pre-clearance.

3.1.2

Control of information. Preventing or controlling the inappropriate exchange of material non-public information by adding the information to the Restricted List. Where relevant, Senior Management may determine that other or additional methods of restricting information are to be instituted.

3.1.3.	Separate supervision. Ensuring that individuals within Ashmore on opposite sides of a conflict of interest are subject to separate supervision or reporting lines.

3.1.4

Removal of linked remuneration: Removing any direct link between the remuneration of relevant persons within Ashmore principally engaged in one activity and the remuneration of, or revenues generated by, different relevant persons within Ashmore principally engaged in another activity, where a conflict of interest may arise in relation to those activities.

3.1.5

Restricting the exercise of inappropriate influence: Preventing or limiting any person from exercising inappropriate influence over the way in which a relevant person carries out investment or ancillary services or activities.

3.1.6.	Segregation of duties. Preventing or controlling the simultaneous or sequential involvement of individuals in separate tasks or services.

3.2.

Ashmore does not consider it enough merely to implement one, or a combination, of the above types of control. At all times, consideration must be given as to whether an appropriate level of independence has been achieved between the opposing sides of a conflict of interest. It may be necessary to adopt alternative or additional measures if appropriate to a particular circumstance.

3.3.

In order to ensure that conflicts are prevented or managed appropriately, internal procedures will be followed where they are already in place; should it be found that no internal procedures exist, then that particular conflict will be referred to the Group Head of Compliance and/ or Senior Management in order to reach a conclusion or establish a suitable procedure or process to resolve or manage the conflict.

4. Disclosure of conflicts

Where the measures implemented to manage conflicts described above are insufficient to ensure, with reasonable confidence, that risk of damage to the interests of clients will be prevented, then the nature of the conflict of interest arising must be disclosed to those clients prior to undertaking further business with them subject to the following:

4.1.1.	Any disclosures should be clear, fair and not misleading;

4.1.2.

Merely disclosing conflicts without attempting to manage them will not be sufficient. Disclosure will only be used as a last resort for conflicts that cannot be managed or adequately managed by other measures;

4.1.3

In the event that the reasonable steps Ashmore has made to manage conflicts of interest are not sufficient and may potentially damage the interests of a client, we will consider whether disclosure is appropriate or whether, bearing in mind the risks involved, we should refrain from acting for the client;

4.1.4.	Disclosures should be made in writing by letter or E-mail once sufficient information is available to prove any responsibilities have been properly managed or mitigated;

4.1.5.

The disclosure must clearly state that the organisational and administrative arrangements established by Ashmore to prevent or manage that conflict are not sufficient to ensure, with reasonable confidence, that the risks of damage to the interests of the client will be prevented;

4.1.6

The disclosure must include a specific description of the conflict of interest that arises in the provision of the investment service, taking into account the nature of the client to whom the disclosure is being made. The description must explain the general nature and sources of the conflict of interest, as well as the risks to the client that arise as a result of the conflict of interest and the steps undertaken to mitigate these risks, in sufficient detail to enable that client to take an informed decision with respect to the investment service in the context of which the conflict of interest arises.

5. Monitoring

Potential and actual conflicts of interest will be overseen by Senior Management and / or the Conflicts of Interest Officer who shall be responsible for the supervision and monitoring of the conflicts identified under this Policy.

6. Record of conflicts

Any person who identifies a potential or actual conflict of interest should report it to their line manager or the Conflicts of Interest Officer (who is also the Group Head of Compliance)

A Conflicts Register is maintained by the Compliance department containing details of routine and non-routine conflicts of interest.

Relevant records relating to all conflicts, regardless of whether they are recorded in the Conflicts Register, must be kept for a minimum period of 5 years.

7. Awareness and Training

All Ashmore employees are required to have an understanding of conflicts of interest. By so doing any conflicts of interest that arise in the ordinary course of business can be dealt with in accordance with established procedures or escalated through line management or the Compliance department. Training will be provided periodically to all staff either face-to-face or by computer-based training.

8. Review of the Policy

This Policy is subject to a formal review on an annual basis and it will also be reviewed in line with business changes and changes to regulation.